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                                                                   Exhibit 10(g)


                                JOHNSON & JOHNSON
                     CERTIFICATE OF EXTRA COMPENSATION PLAN


           WITNESSETH - WHEREAS, Johnson & Johnson (the "Company") wishes to reward its employees, as well as employees of its subsidiaries (an "Employee") for faithful service in the past and more particularly to encourage Employees in their future work by permitting Employees to share in the growth and success of the Company's enterprises by issuing to them Shares of Certificates of Extra Compensation (the "CEC Shares"), and to that end to receive as extra compensation sums based upon and measured by (a) the amount of cash dividends from time to time declared upon an equal number of shares of common stock of the Company (the "Common Stock") and (b) the formula value of such CEC Shares as established pursuant to Article "NINTH" of this Plan (the "Formula Value") at the time of termination of employment or death while in such employment:

           NOW, THEREFORE, in consideration of the premises and the promises herein contained, and so long as the Employee shall remain an Employee, it is agreed that:

FIRST: The number of CEC Shares designated upon which the Employee's extra compensation shall be based is the aggregate number of CEC Shares awarded to such Employee in accordance with the Plan as evidenced by the written records of Company.

SECOND: While the Employee remains an Employee, the Company shall pay to the Employee on the same date on which is paid any cash dividend on the Company's Common Stock, a sum equivalent to such cash dividend multiplied by the total number of CEC Shares designated for such Employee.

THIRD: In the event of the Employee's death while an Employee, the Company shall pay to the Employee's beneficiary (as last recorded over the Employee's signature on the records of the Company) a sum of money which shall be determined as a percentage of the Formula Value of such CEC Shares. This percentage shall be based upon the period elapsing between the date a CEC Share has been awarded and death, as follows:

         - In the event of death within eighteen (18) months of the date of an award: 30%

         - In the event of death after eighteen (18) months but within forty-two (42) months of the date of an award: 70%

         - In the event of death after forty-two (42) months of the date of an award: 100%

         In the event of the termination of the Employee's employment because of retirement, physical or mental disability, or otherwise (except by reason of death), the Company shall pay to the Employee a sum of money which shall be determined as a percentage of the Formula Value of such CEC Shares. For the purposes of this Plan, an Employee placed on
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long-term disability is not considered to be an Employee. This percentage shall be based upon the period elapsing between the date a CEC Share has been awarded and such termination of employment, as follows:

         - In the event of such termination within twelve (12) months of the date of an award: 0%

         - In the event of such termination after twelve (12) months but within twenty-four (24) months of the date of an award: 20%

         - In the event of such termination after twenty-four (24) months but within thirty-six (36) months of the date of an award: 40%

         - In the event of such termination after thirty-six (36) months but within forty-eight (48) months of the date of an award:
                  60%

         - In the event of such termination after forty-eight (48) months but within sixty (60) months of the date of an award: 80%

         - In the event of such termination after sixty (60) months from the date of an award: 100%

         The Company shall pay any such sum of money due under this Article "THIRD", in a single lump sum, unless Employee has duly elected, pursuant to the provisions of Article "SEVENTH" to defer receipt of such sum upon his/her retirement.

FOURTH: At the election of each Employee, to be made as provided for below, the payment of any sum due to an Employee upon his/her retirement may be deferred and paid in either a single lump sum or in installments. A lump sum payment may be deferred for up to ten taxable years following the Employee's retirement date. if installment payments are elected, the first installment payment may be made immediately upon retirement or be deferred for up to ten taxable years. Installment payments will be made annually (in the manner described below) and in approximately equal installment amounts (i.e., the value of the CEC payout balance, plus accrued interest, divided by the number of remaining installments). The minimum number of annual installments is two (2) and the maximum number is fifteen (15). An Employee may elect to defer up to 100% of the value of his/her total CEC holdings at retirement; or, any percentage increment less than that. The following rules shall apply with respect to all payments:

           a) Immediate Lump Sum Payment - The Employee will receive the full value of his/her CEC holdings in the calendar month of his/her retirement effective date. Employees retiring prior to the determination of the prior years CEC value will receive 97% of the estimated value with the remainder paid shortly after the final value is determined.

           b) Deferred Lump Sum Payment - The Employee will receive the full value of his/her CEC holdings, plus any accrued interest, on or about January 15 of the year he/she elects to receive payment in.

           c) Immediate Commencement of Installments - The Employee will receive the first installment in the calendar month of his/her retirement
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           effective date. All subsequent installments, plus any accrued interest, will be paid on or about January 15 of each year.

           d) Deferred Commencement of Installments - The Employee will receive the first and all subsequent installments, plus any accrued interest, on or about January 15 of each year.

FIFTH: With respect to any payments which are deferred and/or paid in installments, interest shall be paid by the Company from the effective date of retirement to the date of any such payment. The interest rate for all deferred and/or installment payments to an Employee shall be fixed at the date of retirement and shall be the rate (rounded to 1 decimal place) offered, as reported in the Wall Street Journal on the effective retirement date, on a United States Treasury Instrument for the period comparable to the length of the period of the deferral and/or installment payments. The interest shall be compounded semi-annually on, the last calendar day of June and December of each year. If more than one instrument is quoted, the average of such rates shall be utilized. By way of example, if an election is made to receive installments over eight (8) years, the comparable eight (8) year U.S. Treasury Rate shall be utilized; if an election is made to defer the commencement of installments for two (2) years with installments paid out over ten (10) years, the comparable twelve (12) year U.S. Treasury Rate shall be utilized. Once established, the interest rate shall remain fixed for the period of the deferral.

SIXTH: In the event of death of an Employee (whether or not prior to the termination of his/her employment) the Company will make payment in full of the balance, plus any accrued interest, as soon as administratively practical in a single lump sum payment to the designated beneficiary.

           In the event no deferral or installment election is made, the total amount of the CEC holdings will be paid in accordance with the provisions of paragraph (a) of Article "FOURTH" in a lump sum payment as soon as practical following an Employee's retirement effective date.

SEVENTH: An election by an Employee to defer payment or elect installments of all or a part of his/her CEC holdings beyond his/her effective retirement date must be made a minimum of twelve (12) months prior to the date of such retirement date. Any such election may be revised or revoked up to twelve (12) months prior to such retirement date. For the twelve month period prior to such retirement date, any election is irrevocable and thus may not be revoked or otherwise revised.

           The Company may disallow an Employee's desire to defer payments and/or elect installments if it determines that such participation would jeopardize the Plan's compliance with applicable law or the Plan's status as a "top hat plan" under ERISA.

           Notwithstanding the above, an exception has been made for Employees who have a retirement effective date between January 1, 1997
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and June 30, 1997. For such Employees, the deferral and/or installment election must be made a minimum of three (3) months and in the calendar year prior to the retirement date. For example, an Employee who retires on January 1, 1997, must make the deferral and/or installment election no later than September 30, 1996; if the retirement date is May 1, 1997, such election must, be made not later than December 31, 1996. With respect to any retirement occurring between July 1, 1997, and December 1, 1997, an election must be made prior to December 31, 1996. Any such election to defer and/or receive installment payments may only be revised or revoked prior to the last permissible date for making such election. After such time the election may not be revoked or otherwise revised.

           An election to defer payment and/or be paid in installments is effective only when filed with the administrator referred to in Article "FIFTEENTH" on the form utilized for such purpose. Any election made after the required deadline shall be disregarded.

           AN ELECTION TO DEFER AND/OR BE PAID IN INSTALLMENTS SHOULD ONLY BE MADE IN CONSULTATION WITH AN EMPLOYEE'S TAX AND/OR FINANCIAL ADVISOR.

EIGHTH: The number of CEC Shares designated and upon which is based and by which is measured the extra compensation of the Employee shall be increased proportionately from time to time to the extent that a stock split or a dividend in Common Stock is declared and paid upon the issued and outstanding Common Stock of the Company. Likewise, the number of CEC Shares shall be reduced proportionately from time to time to the extent that the number of CEC Shares of issued and outstanding Common Stock of the Company is reduced by reorganization, reduction of capital, or otherwise.

NINTH: For the purposes of Article "THIRD" of this agreement, the Formula Value of the CEC Shares shall be determined by the Company's Board of Directors which shall, except in the event mentioned below, determine such Formula Value as the sum of one-half of the asset value per share of Common Stock plus one-half of the earning-power value per share of Common Stock calculated as follows:

           The sum of one-half of the consolidated net asset value per share of Common Stock (being assets per share, less liabilities (including reserves, other than surplus reserve) per share, as such assets and liabilities appear on the books of the Company and its subsidiaries as of the fiscal year end immediately preceding the date of valuation) plus one-half of the consolidated earning-power value per share of Common Stock (determined as the average of annual net earnings per share of Common Stock after all taxes as such net earnings appear on the books of the Company and its subsidiaries for five (5) fiscal years preceding the date of valuation, capitalized as a return on capital invested at eight percent (8%), i.e., a multiple of twelve and one-half (121 1/2) times such average earnings per share).

           For the purpose of the foregoing calculation, the books of the Company and its subsidiaries shall be conclusive. The method of consolidation shall be that adopted by the Company in preparing the
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last previous annual report to its stockholders, including appropriate provision for taxes both foreign and domestic which might be incurred in remitting income of the subsidiaries to the Company. The decisions of the Company's Treasurer at all times, and from time to time, as to procedures to be adopted in maintaining the books of the Company and its subsidiaries, preparation of balance sheets and income statements, method of and adjustments made in consolidation, and all matters of accounting practice and procedures shall be conclusive.

           In the event that it shall be the opinion of the Board of Directors of the Company that the calculation made as provided above does not result in a true value, as of any date at which under Article "THIRD" such determination is necessary, the Board may but shall not be obligated to vary the formula to the extent of modifying the multiple by which the average earnings per share shall be multiplied.

           The Board of Directors shall, on or before May fifteenth of each year, determine and announce the Formula Value of the Company's common stock as of the immediately preceding fiscal year end for the purposes of this Plan.

TENTH: Dividends and share values are used herein only as measures of the extra compensation to be paid hereunder. Nothing herein contained shall be construed as an agreement to transfer to the Employee, or to his/her beneficiary, nor shall either acquire, by virtue of his/her being awarded CEC Shares, any right, title, or interest whatsoever in or to, any of the Company's Common Stock.

ELEVENTH: No right of benefit to CEC Shares awarded under the Plan is assignable. The Company does not fund the obligations created by the Employee participation in the CEC Plan. Rather, the Company makes an unsecured promise to pay these obligations out of general corporate assets. This applies to obligations for both active and retired participants. Commencing with awards made at year end 1996, certificates representing CEC shares will no longer be issued. Instead the number of CEC shares awarded shall be recorded on the books of the Company.

TWELFTH: Regular part-time employees (those working 20 hours or more a week) shall be considered Employees under this Plan. Any change to part-time status of less than 20 hours a week shall be considered a termination, provided, however, that in the event such employee is over the age of 55, such employee shall, for purposes of this Plan only, be deemed to have retired. Nothing contained in the Plan shall be construed to alter the present employment for an indefinite term, which is terminable by either Employee or Company without prior advance notice to the other.

THIRTEENTH: An employee who leaves the Company or one of its subsidiaries, at the request of the Company, to work at a joint venture operation in which the Company (or one of its subsidiaries) has a minority partnership interest, may, in the sole discretion of the Management Compensation Committee, be considered an "Employee" solely for the purposes of this Plan for a period of up to three years
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following his or her departure from the Company. This arrangement may be extended for up to two additional years, if the Management Compensation Committee, in its sole discretion, determines that it is in the best interest of the Company to do so. If any such person ceases employment with such a joint venture operation, without a concomitant return to employment with the Company (or one of its subsidiaries), then such person shall immediately be considered to be terminated, and cease to be considered an Employee, for the purposes of this Plan.

FOURTEENTH: An Employee may designate one or more beneficiaries to receive the value of his/her payout upon death. Should a beneficiary predecease the Employee, or should a beneficiary not be named, the amount designated for such beneficiary or the Employee's payout balance, as the case may be, will be distributed to the Employee's Estate. Beneficiary designations may be made or revised at any time by submitting a Beneficiary Designation Form to the Company. The beneficiary or beneficiaries indicated in such Form shall supersede any prior designation, including designations appearing on any certificates representing CEC Shares.

FIFTEENTH: In the first quarter of each calendar year, statements will be sent to active Employees participating in the CEC Plan as well as to retirees with deferred CEC holdings. The report for active Employees will provide the value of CEC holdings based on the prior years' final CEC value. The statement will also include previously made deferral elections and beneficiary designations. The report for retirees will provide the deferred CEC payout balance plus interest, as well as the deferred and/or installment election and beneficiary designations.

SIXTEENTH: The CEC Plan is administered by the Extra Compensation Services Department at the Corporate Headquarters of Company. Questions in regard to the administration of the CEC Plan should be addressed to it.